                                                                      Exhibit 11

                                  EXEL LIMITED

                 COMPUTATION OF EARNINGS PER ORDINARY SHARE AND
                           ORDINARY SHARE EQUIVALENT



                                    Three Months Ended
                                February 29,  February 28,
                                    1996          1995
                                        (unaudited)
                            (U.S. dollars in thousands except
                                   per share amounts)
(A)  Earnings per ordinary
     share and ordinary share
     equivalent -- primary:
       Weighted average shares
         outstanding..............    47,238      53,509
       Average stock options
         outstanding (net of
         repurchased shares
         under the treasury
         stock method)............       564         266
                                    --------     -------
       Weighted average ordinary
         shares and ordinary
         share equivalents
         outstanding..............    47,802      53,735
                                    ========     =======


       Net income:
         Actual net income........  $207,089     $56,882
         Assumed earnings
           on excess option
           proceeds...............         -           -
                                    --------     -------

       Adjusted net income........  $207,089     $56,882
                                    ========     =======

   Earnings per ordinary
    share and ordinary
    share equivalent.......            $4.33       $1.06
                                    ========     =======



                                    Three Months Ended
                                February 29,  February 28,
                                    1996          1995
                                        (unaudited)
                            (U.S. dollars in thousands except
                                   per share amounts)
(B)  Earnings per ordinary
  share and ordinary share
  equivalent -- assuming
  full dilution:
       Weighted average shares
         outstanding..............    47,238   53,509
       Average stock options
         outstanding (net of
         repurchased shares
         under the treasury
         stock method)............       613      291
                                    --------  -------
       Weighted average ordinary
         shares and ordinary
         share equivalents
         outstanding..............    47,851   53,800
                                    ========  =======

       Net income:
         Actual net income........  $207,089  $56,882
         Assumed earnings
           on excess option
           proceeds...............         -        -
                                    --------  -------

       Adjusted net income........  $207,089  $56,882
                                    ========  =======

    Earnings per ordinary
     share and ordinary
     share equivalent.......        $   4.33  $  1.06
                                    ========  =======